EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE


            PRG-SCHULTZ REPORTS THIRD QUARTER 2002 FINANCIAL RESULTS

                    STRONG INCREASE IN EARNINGS, MARGINS AND
                        OPERATING CASH FLOW OVER Q3 2001;
            COMPANY ANNOUNCES INTEGRATION OF US RETAIL AND COMMERCIAL
                           ACCOUNTS PAYABLE OPERATIONS


ATLANTA, OCTOBER 28, 2002 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the third quarter 2002, updated its 2002 fourth-quarter and full-year outlook and provided an outlook for full-year 2003. The Company also announced plans to integrate its US Retail and US Commercial Accounts Payable operations. In addition, PRG-Schultz announced that its Board of Directors has authorized the repurchase of up to $50 million of PRG-Schultz common shares.

THIRD QUARTER 2002 FINANCIAL HIGHLIGHTS
o Reported EPS from continuing operations was $0.13 per share on a diluted basis, in line with the Company's previously provided outlook.
o Pro-forma EPS from continuing operations was $0.17 per share excluding non-recurring expenses of $0.01 per diluted share and transition expenses of $0.03 per diluted share.
o    Revenues totaled $116.1 million:
     o    Revenues from Accounts Payable Services totaled $101.9 million.
     o    Revenues from Other Ancillary Services totaled $14.2 million.
o Cash flow from operating activities increased to $27.5 million for the nine months ended September 30, 2002, from $9.8 million for the same period a year ago.
o Operating income margin increased to 14.9% of revenues from 6.5% during the third quarter of 2001. Excluding non-recurring and transition expenses, operating income margin was 19.2% for the third quarter of 2002.
o EBITDA margin improved to 18.6% of revenues from 13.7% during the third quarter of 2001. Excluding non-recurring and transition expenses, EBITDA margin was 22.7% for the third quarter of 2002.

"I am very pleased we achieved our earnings objective, significantly enhanced cash flow and improved operating margins during the quarter," said John Cook, chief executive officer of PRG-Schultz. "Several areas of our business, including our key US Retail accounts, our European Accounts Payable operations, and our Other Ancillary Services segment, performed better than we expected. Despite revenue challenges in our US Commercial Accounts Payable business and the specialty services area of our US Retail Accounts Payable business, the PRG-Schultz team continues to deliver exceptional service to our clients in a clearly difficult economic environment. Looking ahead, our revenue outlook for the remainder of the year is more conservative, reflecting these challenges."

"PRG-Schultz continues to take meaningful steps to leverage our successful business model, while positioning the company for long-term growth and delivering enhanced value to our shareholders," added Cook. "Our experience and success to-date with the merger of PRG and HS&A has convinced me of the power of one combined and streamlined organization, and I firmly believe that integrating our US Accounts Payable businesses will further enable us to leverage our combined industry expertise, effectively and efficiently align and execute our service delivery to the needs and opportunities of our clients, and capitalize on broad-scope audit opportunities."

THIRD QUARTER 2002 FINANCIAL RESULTS
Revenues for the third quarter of 2002 totaled $116.1 million, compared to $74.7 million in the third quarter of 2001. Revenues from Accounts Payable Services and Other Ancillary Services totaled $101.9 million and $14.2 million, respectively, for the quarter, compared to $61.6 million and $13.1 million, respectively, a year ago.

Reported earnings from continuing operations for the third quarter of 2002 were $9.3 million, or $0.13 per diluted share, compared to $0.9 million, or $0.02 per diluted share, in the third quarter of 2001. As required under generally accepted accounting principles, after-tax interest and amortization expense related to the Company's convertible notes of approximately $1.0 million and $3.1 million, respectively, for the third quarter and first nine months of 2002 has been added back to earnings from continuing operations for the purpose of calculating diluted earnings per share. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have been added to the diluted share count for both the third quarter and first nine months of 2002.

Operating income (EBIT) totaled $17.3 million, or 14.9% of revenues, compared to $4.8 million, or 6.5% of revenues, in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $21.6 million, or 18.6% of revenues, compared to $10.2 million, or 13.7% of revenues in the third quarter of 2001.

Excluding non-recurring expenses of $1.1 million, or $0.01 per diluted share after-tax, earnings from continuing operations for the third quarter of 2002 were $10.0 million, or $0.14 per diluted share. The analysts' consensus estimate as published on October 25, 2002 by First Call, which also excluded non-recurring charges, was $0.13 per diluted share. Excluding these non-recurring expenses, and also excluding transition expenses of $3.9 million, or $0.03 per diluted share after-tax, earnings from continuing operations for the third quarter of 2002 were $12.5 million, or $0.17 per diluted share. Excluding both non-recurring and transition expenses, operating income totaled $22.3 million, or 19.2% of revenues and EBITDA totaled $26.4 million or 22.7% of revenues.

During the third quarter of 2002, the Company recorded an after-tax gain from discontinued operations of $0.4 million to reflect receipt of a portion of the revenue-based royalty from the sale of the Logistics Management Services segment in October 2001.

Schedules 3 and 4 provide summary financial results from continuing operations for the third quarter and first nine months of 2002 and 2001 by operating segment on both a reported and pro-forma basis.

FIRST NINE MONTHS 2002 FINANCIAL RESULTS
Revenues for the first nine months of 2002 totaled $344.7 million, compared to $227.7 million in the first nine months of 2001. Revenues from Accounts Payable Services and Other Ancillary Services totaled $304.2 million and $40.5 million, respectively, compared to $186.3 million and $41.4 million, respectively, a year ago.

Reported earnings from continuing operations before the cumulative effect of an accounting change for the first nine months of 2002 were $22.5 million or $0.32 per diluted share, compared to $2.2 million, or $0.05 per diluted share, in the first nine months of 2001.

New Accounting Pronouncement
Effective January 1, 2002, the Company implemented SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that an intangible asset with a finite life be amortized over its useful life and that an intangible asset with an infinite life and goodwill not be amortized but evaluated for impairment. Accordingly, results for the third quarter and first nine months of 2002 do not include any goodwill amortization. For purposes of comparison, goodwill amortization expense totaled $2.4 million, or $0.03 per diluted share after-tax, in the third quarter of 2001 and $7.1 million, or $0.10 per diluted share after-tax, for the first nine months of 2001.

CASH FLOW, DSO'S AND CAPITAL EXPENDITURES
Net cash from operating activities for the three months ended September 30, 2002 was approximately $18.7 million, compared to $13.8 million in 2001. For the nine months ended September 30, 2002, net cash from operations was $27.5 million, compared to $9.8 million a year ago.

Company-wide, Days Sales Outstanding (DSO's) for the third quarter of 2002 stood at 52 days, compared to 64 days a year ago. DSO's for Accounts Payable Services were 57 days, compared to 64 days a year ago. Company-wide DSO's were lower than those for Accounts Payable Services, as two of the three business units which comprise the Other Ancillary Services reporting segment are on the cash basis of revenue recognition in accordance with Securities and Exchange Commission guidance.

Capital expenditures totaled approximately $4.8 million for the third quarter of 2002 and $19.4 million year-to-date.

INTEGRATION OF US ACCOUNTS PAYABLE OPERATIONS
The Company announced that in order to further leverage its combined industry expertise, effectively and efficiently align and execute service delivery to the needs and opportunities of existing and prospective clients, and capitalize on broad-scope audit opportunities, it will integrate its US Retail and US Commercial Accounts Payable operations. This organizational change entails the integration of the US Retail and US Commercial operations, sales and account management teams as well as the consolidation of certain functional support areas. The Company currently expects to achieve related cost savings of at least $6.0 million in 2003. The Company also expects to incur a non-recurring charge of approximately $4.8 million, or $0.04 per diluted share after-tax, during the fourth quarter 2002 related to severance and facilities consolidation. The integration of the US Retail and US Commercial operations is expected to be completed by the end of the first quarter 2003.

BOARD AUTHORIZATION FOR SHARE REPURCHASES
The Company announced that its Board of Directors has authorized the repurchase of up to $50 million of PRG-Schultz common shares. Purchases may be made in the open market or in privately negotiated transactions from time to time, and will depend on market conditions, business opportunities and other factors. The Company anticipates funding the purchases through a combination of cash flow from operations and borrowings under the Company's senior bank credit facility. Included in this authorization is the possibility of the Company exercising its second option to purchase up to approximately 1.45 million shares from an affiliate of PRG-Schultz director Howard Schultz as previously announced in August 2002.

2002 OUTLOOK
"For the remainder of 2002, we believe it prudent to be more conservative with respect to our revenue expectations in our US Commercial Accounts Payable business, as we continue to witness an acceleration of certain trends that adversely impact revenues including increased competitive pressures and continued weakness in some of the major industries served," said Cook. "We also expect revenues from the specialty services area of our US Retail operations to be lower than previously anticipated. Specialty services comprise certain centrally-provided services including client statement reviews and auditing of direct-to-store-delivery transactions."

"PRG-Schultz's earnings for the fourth quarter and full-year 2002, excluding non-recurring and transition expenses, are expected to approach or meet our previous expectations," Cook added.

The Company today updated its outlook for the fourth quarter and full-year 2002. Revenues, diluted earnings per share from continuing operations, non-recurring and transition expenses, and resulting pro-forma earnings per diluted share from continuing operations are expected to approximate the amounts set forth in the table below:

-------------------------------------------------------------------------------------------------------------------
COMPANY OUTLOOK:                                                Q4 2002                         FULL YEAR 2002
-------------------------------------------------------------------------------------------------------------------
Accounts Payable Revenues                                  $105 - 109 million                   $409 - 413 million
-------------------------------------------------------------------------------------------------------------------
Other Ancillary Services Revenues                                 $13 million                          $53 million
-------------------------------------------------------------------------------------------------------------------
Total Revenues                                             $118 - 122 million                   $462 - 466 million
-------------------------------------------------------------------------------------------------------------------
Diluted EPS                                                      $0.08 - 0.11                         $0.40 - 0.43
-------------------------------------------------------------------------------------------------------------------
Non-Recurring Expenses (HS&A Integration)                               $0.04                                $0.07
-------------------------------------------------------------------------------------------------------------------
Transition Expenses (HS&A Integration)                                  $0.03                                $0.16
-------------------------------------------------------------------------------------------------------------------
US Accounts Payable Integration
  & Other Non-Recurring Expenses                                        $0.04                                $0.04
-------------------------------------------------------------------------------------------------------------------
Pro-Forma Diluted EPS                                            $0.19 - 0.22                        $0.67 - $0.70
-------------------------------------------------------------------------------------------------------------------

Note: Full-year diluted EPS and pro-forma diluted EPS exclude cumulative effect of accounting change of approximately $(0.21).

For the full-year 2002, non-recurring expenses and transition expenses related to the acquisition and integration of Howard Schultz & Associates are currently estimated to be approximately $0.07 per diluted share after-tax and $0.16 per diluted share after-tax, respectively, and in total are unchanged from the Company's previous estimate. As outlined above, the Company now also expects to incur approximately $4.8 million (or approximately $0.04 per diluted share after-tax) in non-recurring charges related primarily to the integration of the US Commercial and US Retail Accounts Payable operations, consisting of severance and facilities consolidation.

2003 OUTLOOK
The Company also provided for the first time its initial outlook for 2003. Total revenues from continuing operations are expected to range from $483 - 500 million. Revenues from Accounts Payable Services are estimated to range from $430 - 447 million, representing growth over 2002 estimated Accounts Payable revenues of approximately 5 - 8%. Revenues from Other Ancillary Services are estimated to approximate $53 million, roughly even to 2002 levels.

Diluted earnings per share from continuing operations are expected to range from $0.70 - 0.77 in 2003.

Given the impact of the current economic environment on the major industries the Company serves, the Company is taking a cautious approach to its 2003 full-year outlook. The Company noted that revenue growth in its Accounts Payable business next year will be driven by its international business, which is expected to grow revenues by approximately 18-22%. Excluding certain merger-related issues, the US Retail Accounts Payable business is expected to grow revenues by approximately 6-8%. Those merger-related issues, which are primarily related to the timing of certain audit cycles and the loss of some shared client revenues in 2003 are expected to result in reported year-over-year revenue growth in 2003 of up to 5% for the US Retail Accounts Payable business. PRG-Schultz continues to be cautious with respect to its US Commercial Accounts Payable business until the implementation of broad-scope auditing is further along, and revenues derived from that business in 2003 are currently anticipated to be even or slightly down from anticipated 2002 revenue levels.

CONFERENCE CALL AND WEBCAST INFORMATION
PRG-Schultz will hold a conference call today, October 28, 2002 at 10 a.m. ET. Listeners in the U.S. and Canada should dial 800.374.0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706.643.1837. To access the conference call, provide the leader's name 'John Cook', reference the Company, and provide the passcode 'PRGX.'

The teleconference will also be audiocast on the Internet at www.prgx.com. Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.

ABOUT PRG-SCHULTZ INTERNATIONAL, INC.
Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

FORWARD LOOKING STATEMENTS
Statements made in this news release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we may not be able to successfully integrate Howard Schultz and Associates (HS&A) and achieve the planned post-acquisition synergy cost savings due to unexpected costs, loss of former HS&A auditors and other personnel, loss of revenue with respect to shared clients and other reasons,
(ii) if the current economic slowdown continues, our clients may not return to previous purchasing levels, and as a result we may be unable to recognize anticipated revenues, (iii) the bankruptcy of any of our larger clients, including without limitation, potential negative effects of the recent Kmart bankruptcy filing, could impair then-existing accounts receivable and reduce expected future revenues from such clients, (iv) since the businesses comprising the other ancillary services segment were operated prior to January 24, 2002 primarily  for the  purpose  of  preparing  them  for  sale,  they  may  require additional time and effort of Company executives and additional Company resources to help them achieve desired profitability and may distract management from its focus on the Company's core accounts payable business, and there is no guaranty that the Company can operate these businesses efficiently and profitably, (v) the previously announced intention to dispose of the discontinued operations has in some instances resulted in the loss of key personnel and diminished operating results in such operations which may be difficult to reverse going forward, (vi) we may not achieve anticipated expense savings, (vii) our past and future investments in technology and e-commerce may not benefit our business, (viii) our accounts payable businesses may not grow as expected, and we may not be able to increase the number of clients utilizing broad-scope audits, and (ix) our international expansion may prove unprofitable, and (x) the integration of our US Retail and US Commercial Accounts Payable operations may not be successful or may require more time, management attention or expense than we currently anticipate. Other risks and uncertainties that may affect our business include (i) our ability to effectively manage our business during our business integration with HS&A, (ii) the possibility of an adverse judgment in pending securities litigation, (iii) potential timing issues that could delay revenue recognition, (iv) future weakness in the currencies of countries in which we transact business, (v) changes in economic cycles, (vi) competition from other companies, (vii) changes in governmental regulations applicable to us, and and other risk factors discussed in our Securities and Exchange Commission filings, including the Company's Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2002 and post-effective amendment to Form S-3, as filed with the Securities and Exchange commission on August 30, 2002. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

                                   SCHEDULE 1
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                             THREE MONTHS                   NINE MONTHS
                                                                          ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                     ------------------------------------------------------------
                                                                         2002            2001          2002            2001
                                                                     -------------   -------------- ------------   --------------
Revenues                                                                 $116,116          $74,690     $344,699         $227,652
Cost of revenues                                                           64,758           42,528      196,695          130,401
Selling, general and administrative expenses                               34,097           27,341      105,187           84,800
                                                                     -------------   -------------- -------------   --------------
     Operating income                                                      17,261            4,821       42,817           12,451

Interest (expense), net                                                   (2,484)          (2,969)      (7,158)          (7,798)
                                                                     -------------   -------------- -------------   --------------

     Earnings from  continuing  operations  before  income
       taxes,  discontinued operations and cumulative effect
       of accounting change                                                14,777            1,852       35,659            4,653

Income taxes                                                                5,468              978       13,194            2,457
                                                                     -------------   --------------- ------------   ------------
     Earnings from continuing operations before discontinued
       operations and cumulative effect of accounting change                9,309              874       22,465            2,196

Discontinued operations:
     Gain (loss) from discontinued operations, net of income taxes              -              140            -          (1,303)

     Gain (loss) on  disposal/retention  of  discontinued
       operations  including operating results for phase-out
       period, net of income taxes                                            406         (28,807)        2,716         (28,807)
                                                                     -------------   -------------  ------------   --------------
     Gain (loss) from discontinued operations                                 406         (28,667)        2,716         (30,110)
                                                                     -------------   -------------  ------------   --------------
     Earnings (loss) before cumulative effect of accounting change          9,715         (27,793)       25,181         (27,914)

Cumulative effect of accounting change, net of income taxes                     -                -     (17,208)                -
                                                                     -------------   -------------  ------------   --------------
     Net earnings (loss)                                                   $9,715        $(27,793)       $7,973        $(27,914)
                                                                     =============   =============  ============   ==============

Basic earnings (loss) per share:
     Earnings from continuing operations before discontinued
       operations and cumulative effect of accounting change                $0.14           $0.02         $0.36           $0.05
     Discontinued operations                                                 0.01           (0.59)         0.04           (0.63)
     Cumulative effect of accounting change                                     -               -         (0.27)              -
                                                                     -------------   ------------- --------------  --------------
     Net earnings (loss)                                                    $0.15          $(0.57)        $0.13          $(0.58)
                                                                     =============   ============= ==============  ==============

Diluted earnings (loss) per share:
     Earnings from continuing operations before discontinued
       operations and cumulative effect of accounting change                $0.13           $0.02         $0.32            $0.05
     Discontinued operations                                                    -           (0.58)         0.03            (0.62)
     Cumulative effect of accounting change                                     -               -         (0.21)               -
                                                                     -------------   -------------- -------------   --------------
     Net earnings (loss)                                                    $0.13          $(0.56)        $0.14          $(0.57)
                                                                     =============   ============== =============   ==============

Weighted average shares outstanding:
     Basic                                                                 64,362           48,414       62,616           48,182
                                                                     =============   ============== =============   ==============
     Diluted                                                               81,861           49,338       80,099           48,678
                                                                     =============   ============== =============   ==============


                                                      SCHEDULE 2
                                   PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                                (AMOUNTS IN THOUSANDS)
                                                     (UNAUDITED)

                                                                       SEPTEMBER 30,      DECEMBER 31,
                                                                         2002                 2001
                                                                    ----------------    -----------------
                                     ASSETS
Current assets:
     Cash and cash equivalents                                            $  24,579            $  33,334
     Receivables:
        Contract receivables                                                 67,142               52,851
        Employee advances and miscellaneous receivables                       5,492                4,917
                                                                    ----------------    -----------------
           Total receivables                                                 72,634               57,768
                                                                    ----------------    -----------------
     Funds held for client obligations                                        8,894                8,784
     Prepaid expenses and other current assets                                5,427                4,860
     Deferred income taxes                                                   12,443               21,216
                                                                    ----------------    -----------------
           Total current assets                                             123,977              125,962

Property and equipment                                                       35,249               24,529
Noncompete agreements                                                           117                  188
Deferred loan costs                                                           1,098                  875
Goodwill                                                                    372,382              196,820
Intangible assets                                                            36,610                    -
Deferred income taxes                                                        25,336               20,048
Other assets                                                                  3,617               10,838
                                                                    ----------------    -----------------
            Total assets                                                 $  598,386           $  379,260
                                                                    ================    =================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Notes payable                                                       $        -            $  11,564
     Current installments of long-term debt                                  10,355                   20
     Obligation for client payables                                           8,894                8,784
     Accounts payable and accrued expenses                                   25,022               23,937
     Accrued payroll and related expenses                                    51,178               37,089
     Deferred revenue                                                         2,501                4,581
                                                                    ----------------    -----------------
           Total current liabilities                                         97,950               85,975

Long-term debt, excluding current installments                               34,773                    -
Convertible notes, net of unamortized discount of $3,703                    121,297              121,166
Deferred compensation                                                         4,529                4,024
Other long-term liabilities                                                     653                    -
                                                                    ----------------    -----------------
           Total liabilities                                                259,202              211,165
                                                                    ----------------    -----------------

Shareholders' equity:
     Preferred stock                                                              -                    -
     Common stock                                                                67                   51
     Additional paid-in capital                                             491,286              320,126
     Accumulated deficit                                                   (115,773)            (123,746)
     Accumulated other comprehensive loss                                    (2,071)              (6,385)
     Less treasury stock at cost                                            (33,634)             (21,024)
     Unearned portion of restricted stock                                      (691)                (927)
                                                                    ----------------    -----------------
           Total shareholders' equity                                       339,184              168,095
                                                                    ----------------    -----------------
           Total liabilities and shareholders' equity                    $  598,386           $  379,260
                                                                    ================    =================



                                                              SCHEDULE 3
                                           PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                          SUMMARY REPORTED AND PRO-FORMA OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                                              (UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30
(IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)

                                                2002                                                     2001
                        ------------------------------------------------------------------------------------------------------------
                                           Non-                                                  Non-
                                        Recurring  Transition                                  Recurring   Goodwill
                          As Reported    Expenses   Expenses      Pro-Forma      As Reported   Expenses  Amortization    Pro-Forma
                        --------------- ---------- ---------- ----------------- -------------- --------- ------------ --------------
                        $        % REV.    $        $         $         % REV.   $       % REV.   $         $          $      % REV.
                        --------------- ---------- ---------- ----------------- --------------- -------- ------------ --------------

ACCOUNTS PAYABLE SERVICES

Revenues                $101,854                             $101,854           $61,613                               $61,613
EBITDA                   $30,405   29.9%     $183      $854   $31,442   30.9%   $15,877   25.8%        $0        $0   $15,877  25.8%
Operating Income         $28,399   27.9%     $183      $854   $29,436   28.9%   $12,481   20.3%        $0    $1,932   $14,413  23.4%
------------------------------------------------------------------------------------------------------------------------------------
OTHER ANCILLARY SERVICES

Revenues                 $14,262                              $14,262           $13,077                               $13,077
EBITDA                    $3,611   25.3%       $0        $0    $3,611   25.3%      $986    7.5%    $1,513        $0    $2,499  19.1%
Operating Income          $3,200   22.4%       $0        $0    $3,200   22.4%      $237    1.8%    $1,513      $414    $2,164  16.5%
------------------------------------------------------------------------------------------------------------------------------------

CORPORATE SUPPORT

EBITDA                  ($12,415)  -10.7%    $700    $3,022   ($8,693)   -7.5%  ($6,655)  -8.9%        $0        $0  ($6,655)  -8.9%
Operating Income        ($14,338)  -12.3%    $960    $3,053  ($10,325)   -8.9%  ($7,897) -10.6%        $0       $20  ($7,877) -10.5%
------------------------------------------------------------------------------------------------------------------------------------

TOTAL
Revenues                $116,116                             $116,116           $74,690               $0        $0    $74,690
EBITDA                   $21,601   18.6%     $883    $3,876   $26,360   22.7%   $10,208   13.7%    $1,513        $0   $11,721  15.7%
Operating Income         $17,261   14.9%   $1,143    $3,907   $22,311   19.2%    $4,821    6.5%    $1,513    $2,366    $8,700  11.6%

Earnings from
  Continuing Operations   $9,309    8.0%     $720    $2,461   $12,491   10.8%      $874    1.2%      $714    $1,618    $3,206   4.3%

Diluted Earnings Per
  Share from Continuing
  Operations               $0.13            $0.01     $0.03     $0.17             $0.02            $0.01     $0.03      $0.07

Diluted Shares            81,861           81,861    81,861    81,861            49,338           49,338    49,338     49,338
------------------------------------------------------------------------------------------------------------------------------------

Note:  Diluted Earnings Per Share Excludes Discontinued Operations.


                                                               SCHEDULE 4
                                            PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                          SUMMARY REPORTED AND PRO-FORMA OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                                              (UNAUDITED)

   NINE MONTHS ENDED SEPTEMBER 30
   (IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)

                                                2002                                                     2001
                        ------------------------------------------------------------------------------------------------------------
                                           Non-                                                  Non-
                                        Recurring  Transition                                  Recurring   Goodwill
                          As Reported    Expenses   Expenses      Pro-Forma      As Reported   Expenses  Amortization    Pro-Forma
                        --------------- ---------- ---------- ----------------- -------------- --------- ------------ --------------
                        $        % REV.    $        $         $         % REV.   $       % REV.   $         $          $      % REV.
                        --------------- ---------- ---------- ----------------- --------------- -------- ------------ --------------

   ACCOUNTS PAYABLE SERVICES

   Revenues             $304,201                              $304,201           $186,299                             $186,299
   EBITDA                $88,884   29.2%    $1,650    $3,372   $93,906  30.9%     $48,490   26.0%     $169        $0   $48,659 26.1%
   Operating Income      $83,362   27.4%    $1,650    $3,372   $88,384  29.1%     $38,178   20.5%     $169    $5,790   $44,137 23.7%
   ---------------------------------------------------------------------------------------------------------------------------------

   OTHER ANCILLARY SERVICES

   Revenues              $40,498                               $40,498            $41,353                              $41,353
   EBITDA                 $7,413   18.3%        $0        $0    $7,413  18.3%      $3,018    7.3%   $3,184        $0    $6,202 15.0%
   Operating Income       $6,281   15.5%        $0        $0    $6,281  15.5%        $717    1.7%   $3,184    $1,238    $5,139 12.4%
   ---------------------------------------------------------------------------------------------------------------------------------

   CORPORATE SUPPORT

   EBITDA               ($40,088) -11.6%    $1,443   $11,980  ($26,665) -7.7%    ($22,707) -10.0%     $631        $0 ($22,076) -9.7%
   Operating Income     ($46,826) -13.6%    $2,112   $13,676  ($31,038) -9.0%    ($26,444) -11.6%     $631       $60 ($25,753)-11.3%
   ---------------------------------------------------------------------------------------------------------------------------------

   TOTAL

   Revenues             $344,699                              $344,699           $227,652               $0        $0  $227,652
   EBITDA                $56,209   16.3%    $3,093   $15,352   $74,654  21.7%     $28,801   12.7%   $3,984        $0   $32,785 14.4%
   Operating Income      $42,817   12.4%    $3,762   $17,048   $63,627  18.5%     $12,451    5.5%   $3,984    $7,088   $23,523 10.3%

   Earnings from
     Continuing
     Operations          $22,465    6.5%    $2,370   $10,740   $35,575  10.3%      $2,196    1.0%   $1,881    $4,848    $8,925  3.9%

   Diluted Earnings
     Per Share from
     Continuing
     Operations            $0.32             $0.03     $0.13     $0.48              $0.05            $0.04     $0.10     $0.18

   Diluted Shares         80,099            80,099    80,099    80,099             48,678           48,678    48,678    48,678
   ---------------------------------------------------------------------------------------------------------------------------------

   Note:  Diluted Earnings Per Share Excludes Discontinued Operations and Cumulative Effect of Accounting Change (2002).




__________________________________

CONTACT:          PRG-Schultz
                  Leslie H. Kratcoski
                  Investor Relations
                  (770) 779-3099